================================================================================
                                  NEWS RELEASE
                                  July 19, 2002

                     [LETTERHEAD OF KANKAKEE BANCORP, INC.]

================================================================================


              KANKAKEE BANCORP ANNOUNCES A SECOND QUARTER EARNINGS
               INCREASE OF 27.9% AND PAYMENT OF QUARTERLY DIVIDEND

       Kankakee, Illinois ....(July 19, 2002) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended June 30, 2002. The Company reported net income of $938,000 for the quarter, compared to $734,000 for the comparable 2001 quarter. Net income for the second quarter was $204,000, or 27.9%, greater than net income for the second quarter of 2001. Basic earnings per share were $.78 for the quarter ended June 30, 2002, compared to $.61 for the 2001 period. Diluted earnings per share were $.77 for the quarter ended June 30, 2002 compared to $.60 for the comparable 2001 period, an increase of 28.3%.

       The annualized return on stockholders' equity was 9.1% for the quarter ended June 30, 2002 compared to 7.5% for the comparable 2001 period, a 21.4% increase.

       According to William Cheffer, Chairman of Kankakee Bancorp, Inc., "We are pleased with both the second quarter results and the results for the first half of 2002. The strong second quarter earnings reflect both the positive impact of the initiatives undertaken during the first half of 2002 and the continuing success of programs begun two-and-one-half years ago to increase profitability and enhance long-term stockholder value. We are also pleased to note that trailing twelve month diluted earnings per share topped $3.00 for the first time. We remain confident that the plans we have in place, and other initiatives currently under consideration, will enable us to demonstrate continued strong performance in the months ahead."

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       Net income for the six months ended June 30, 2002 was $1.8 million, or
$467,000 (34.2%) more than net income for the same period in 2001. According to Larry D. Huffman, president and CEO of Kankakee Bancorp, Inc., "We are obviously pleased with our results so far this year, representing one of the strongest first half performances in the history of Kankakee Bancorp." Basic earnings per share were $1.51 and $1.12 for the six-month periods ended June 30, 2002 and 2001, respectively. Diluted earnings per share were $1.49 and $1.10, respectively, for the same periods. The increase in diluted earnings per share was 35.5%.

                                2002 Initiatives

       Late in the first quarter of 2002, the Company's wholly-owned subsidiary, Kankakee Federal Savings Bank, invested $8.0 million in Bank Owned Life Insurance, (commonly referred to as "BOLI"), covering the lives of fourteen (14) senior officers. BOLI is variable rate, single premium whole life insurance. The Bank is the beneficiary of the policies, and the policies build cash value. Neither the increase in cash value, which is included in other income, nor the death benefits, are taxable to the Bank or the Company. This provides a significant enhancement to earnings, which will help offset increases in the cost of employee benefits programs, such as health insurance. The Bank is finalizing agreements with each of the officers, providing for death benefit payments to the individuals' beneficiaries. Such benefits will not exceed two times annual compensation and may be portable for the individual, under certain circumstances.

       Late in the first quarter of 2002, the Bank also reimplemented a capital utilization strategy, which involved the purchase of $30.0 million of adjustable-rate, mortgage-backed securities, using borrowed funds. The securities are the collateral for the borrowed funds, and there is a positive spread in the transaction, which enhances net interest income, net income and earnings per share. The Company has evaluated the program, and it is comfortable with potential earnings volatility that may result from interest rate fluctuation. This strategy increased net interest income and pre-tax income for the second quarter by approximately $136,000.

       During the second quarter, the Company issued $10.0 million in trust preferred securities as part of a large pool of such securities. These securities carry a variable rate of interest and are includable, within specified limits, in regulatory capital. These funds are available to

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repurchase stock, fund an accretive acquisition or purchase securities as part of a leveraging strategy. Interest payments on these securities are deductible for income tax purposes.

       The Company's evaluation of the existing branch network and other service delivery systems, including locations, market areas, physical layouts, accessibility, market potentials and corporate identity are under review. Several other market areas are also being considered as part of this process. No decisions have been finalized, but it is anticipated that the review will result in several changes. In addition, the Company has completed a review of its organizational structure, including lines of authority, job functions and supervisory responsibilities. As a result of this review, three positions at the vice president level were eliminated, effective July 10, 2002.

                                Quarterly Results

       During the second quarter of 2002, net interest income before provision for losses on loans was $4.1 million, or $673,000 (19.8%) more than for the same period in 2001. The annualized return on assets for the second quarter of 2002 was .69% compared to .63% for the second quarter of 2001, an increase of 9.5%.

       Other income increased by $325,000, or 41.1%, from $789,000 for the second quarter of 2001 to $1.1 million for the second quarter of 2002. This was due to increases of $54,000 in fee income, $23,000 in gain on the sale of real estate held for sale, $134,000 in gain on the sale of loans held for sale and $120,000 in other income. These increases were partially offset by a decrease of $6,000 in insurance commissions. The increase in gain on the sale of loans held for sale was the result of the sale of most originated fixed-rate mortgage loans. Loan sales were resumed during the second quarter of 2001. The 8.8% increase in fee income was primarily the result of an increase in checking accounts subject to fees. The 108.4% increase in other income was primarily due to earnings from the investment in BOLI, which totaled $137,000. The decrease in insurance commissions resulted from a corresponding decrease in sales of annuity products during the second quarter of 2002 compared to the second quarter of 2001.

       General and administrative expenses increased by $324,000, or 10.6%, from $3.1 million for the second quarter of 2001 to $3.4 million for the second quarter of 2002. There were increases in compensation and benefits of $154,000 (9.5%), other expenses of $280,000

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(54.6%) and in provision for losses on foreclosed assets of $30,000 (165.2%).
These increases were partially offset by decreases of $10,000 (3.4%) in occupancy costs, $20,000 (12.2%) in furniture and equipment expense, $48,000 (50.9%) in amortization of intangible assets, $41,000 (34.5%) in telephone and postage costs and $20,000 (18.6%) in advertising. The major reason for the increase in other expenses, and a significant factor in the overall increase in general and administrative expenses, was costs related to a proxy contest in connection with the annual meeting in April.

       The provision for losses on loans totaled $464,000 during the second quarter of 2002 compared to $40,000 during the second quarter of 2001. The increase in the provision for losses on loans during the 2002 period was the result of several factors, including establishing a specific reserve of $250,000 on loans to a single borrower. Many financial institutions, such as the Company, have experienced an increase in non-performing assets during this difficult economic period, as even well -established business borrowers, have developed cash flow and other business-related problems. It is management's belief that the allowance for losses on loans at June 30, 2002, remains adequate. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

                                Six Month Results

       Net interest income before provision for losses on loans was $7.9 million for the six month period of 2002, compared to $6.7 million for the 2001 period, an increase of $1.2 million or 17.4%. The net interest margin for the six months ended June 30, 2002 was 3.29% compared to 3.13% for the same period in 2001. The annualized return on assets for the first six months of 2002 was .71%, compared to .59% for the first six months of 2001.

       During the first half of 2002, the provision for losses on loans totaled $612,000 compared to $55,000 during the same period in 2001. The increase in the provision for losses on loans was the result of several factors, including a specific reserve of $250,000, an increase in the total loan portfolio and an increase in non-performing assets over the December 31, 2001 totals. At June 30, 2002, non-performing assets totaled $4.1 million, or 0.76% of total assets, compared to $2.2 million, or 0.45% of total assets at December 31, 2001. During the second

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quarter non-performing assets decreased by $1.6 million compared to the end of the first quarter.

     Other income increased by $686,000, or 49.5%, from $1.4 million for the first six months of 2001, to $2.1 million for the first six months of 2002. The increase was the result of increases of $372,000 in gain on the sale of loans held-for-sale, $172,000 in fee income, $22,000 in gain on sale of real estate held-for-sale and $142,000 in other income. These increases were partially offset by a decrease of $22,000 in insurance commissions. The increase in gain on the sale of loans held-for-sale was due to the sale of long-term, fixed-rate mortgage loans throughout the 2002 period compared to only a portion of the second quarter of 2001. The increase in fee income was due primarily to growth in the number of checking accounts, resulting in additional fees related to such accounts. The increase in other income was primarily the result of the investment in BOLI.

     General and administrative expenses for the first six months of 2002 increased by $725,000, or 12.0%, to $6.8 million from $6.0 million for the first six months of 2001. There were increases of $485,000 (46.2%) in other general and administrative expense, $402,000 (12.7%) in compensation and benefits, $14,000 (6.9%) in data processing services and $19,000 (55.5%) in provision for losses on repossessed assets. The increases were partially offset by decreases of $16,000 (2.7%) in occupancy expense, $55,000 (15.8%) in furniture and equipment expense, $20,000 (11.6%) in advertising, $7,000 (3.3%) in telephone and postage and $95,000 (50.9%) in amortization of intangible assets. The major reason for the increase in other expenses, and a significant factor in the overall increase in general and administrative expenses, was costs related to a proxy contest in connection with the annual meeting in April.

     The annualized return on stockholders' equity was 8.9% for the six months ended June 30, 2002 compared to 7.0% for the comparable 2001 period.

     The Company's total assets were $541.3 million at June 30, 2002, an increase of $51.0 million, or 10.4%, during the first six months of 2002 from total assets of $490.3 million at December 31, 2001. Increases of $2.5 million in cash and cash equivalents, $2.2 million in investment securities available-for-sale, $30.6 million in mortgage-backed securities available-

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for-sale, $6.8 million in net loans and $8.3 million in other assets were partially offset by decreases of $305,000 in real estate held for sale and $205,000 in loans held for sale. The increase in total assets was funded by increases of $3.9 million in deposits and $47.3 million in borrowed money.

     Stockholders' equity totaled $40.9 million at June 30, 2002, reflecting a slight decrease of $256,000 compared to December 31, 2001. The decrease was the result of the Company's common stock repurchases and dividend payment, which were substantially offset by net income and an increase in unrealized gains on securities available-for-sale during the six month period. Equity per share of common stock increased by $0.79, or 2.3%, to $34.65 at June 30, 2002 from $33.86 at December 31, 2001. At June 30, 2002, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

                   Stock Repurchase Programs and Stock Options

     During the quarter ended June 30, 2002, the Company repurchased 50,156 shares of common stock at a total cost of $1.9 million under the stock repurchase program approved by the Company's Board of Directors in January 2002. Through June 30, 2002, a total of $17.0 million had been used to repurchase 737,699 shares of common stock under repurchase programs. Subsequent to June 30, 2002 and through July 19, 2002, no additional shares of common stock were repurchased. At its July 11, 2002 meeting, the Company's Board of Directors authorized the repurchase of an additional 90,000 shares of common stock through January 31, 2003.

     Options on 7,700 shares of common stock were exercised during the second quarter of 2002. As of June 30, 2002, a total of 568,699 shares of common stock were held as treasury stock. Between July 1, 2002 and July 19, 2002, no options on shares of common stock were exercised. Through July 19, 2002, the Company had received no notification from the one remaining option holder of the intention to exercise options.

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

           Kankakee Bancorp, Inc. Announces Its Third Quarter Dividend

     Kankakee Bancorp, Inc., also announced today that on July 11, 2002, the Board of Directors declared a cash dividend of fifteen cents a share for the third quarter of 2002. The Company's strong earnings performance provided the Board with the opportunity to continue dividend payments at the increased rate paid in the second quarter. The dividend will be paid on August 30, 2002 to stockholders of record on August 15, 2002. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.


                                      # # #


                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached


This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                            (Unaudited)
                                                     Three Months Ended June 30,
                                                         2002         2001
                                                      ---------    ----------

Total interest income                                    $ 8,316      $  8,258
Total interest expense                                     4,238         4,853
                                                       ---------    ----------
Net interest income                                        4,078         3,405
     Provision for losses on loans                           464            40
                                                       ---------    ----------

Net interest income after
     provision for losses on loans                         3,614         3,365
Other income:
     Net gain on sales of assets                             198            41
     Fee income                                              671           617
     Other                                                   245           132
                                                       ---------    ----------

Total other income                                         1,114           790
Other expenses:
     General and administrative                            3,376         3,052
                                                       ---------    ----------

Income before income taxes                                 1,352         1,103
Income tax expense                                           414           369
                                                       ---------    ----------
Net income                                               $   938      $    734
                                                       =========    ==========
Net income                                               $   938      $    734
Other comprehensive income:
     Unrealized gains (losses) on available-for-sale
     securities, net of related income taxes                 731          (136)
                                                       ---------    ----------
Comprehensive income                                     $ 1,669      $    598
                                                       =========    ==========
Basic earnings per share                                 $  0.78      $   0.61
                                                       =========    ==========
Diluted earnings per share                               $  0.77      $   0.60
                                                       =========    ==========

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)            3.25%         3.10%
     Return on assets (ratio of net income to
      average total assets)                                 0.69%         0.63%
     Return on equity (ratio of net income
      to average equity)                                    9.12%         7.51%

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

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                            (Unaudited)
                                                       Six Months Ended June 30,
                                                         2002          2001
                                                      ---------     ---------

Total interest income                                  $ 16,096     $  16,452
Total interest expense                                    8,171         9,702
                                                      ---------     ---------
Net interest income                                       7,925         6,750
     Provision for losses on loans                          612            55
                                                      ---------     ---------

Net interest income after
     provision for losses on loans                        7,313         6,695
Other income:
     Net gain on sales of assets                            446            51
     Fee income                                           1,261         1,090
     Other                                                  367           246
                                                      ---------     ---------

Total other income                                        2,074         1,387
Other expenses:
     General and administrative                           6,756         6,031
                                                      ---------     ---------

Income before income taxes                                2,631         2,051
Income tax expense                                          799           686
                                                      ---------     ---------
Net income                                             $  1,832     $   1,365
                                                      =========     =========
Net income                                             $  1,832     $   1,365
Other comprehensive income:
     Unrealized gains on available-for-sale
     securities, net of related income taxes                365           338
                                                      ---------     ----------
Comprehensive income                                   $  2,197     $   1,703
                                                      =========     =========
Basic earnings per share                               $   1.51     $    1.12
                                                      =========     =========
Diluted earnings per share                             $   1.49     $    1.10
                                                      =========     =========

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)           3.29%         3.13%
     Return on assets (ratio of net income to
      average total assets)                                0.71%         0.59%
     Return on equity (ratio of net income
      to average equity)                                   8.92%         7.04%

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                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)

                                                                          (Unaudited)
                                                                   June 30,         December 31,
                                                                     2002               2001
                                                                  ----------        ------------
Selected Financial Condition Data:
     Total assets                                                 $  541,318         $  490,280
     Net loans, including loans held for sale                        401,182            394,618
     Allowance for losses on loans                                     3,180              2,582
     Mortgage-backed securities                                           30                 37
     Mortgage-backed securities - available-for-sale                  42,238             11,636
     Investment securities, including certificates of deposit          1,511              1,515
     Investment securities-available-for-sale                         36,965             34,755
     Deposits                                                        419,388            415,467
     Total borrowings                                                 77,300             30,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                           970                605
     Stockholders' equity                                             40,934             41,191

     Shares outstanding                                            1,181,301          1,216,358

Stockholders' equity per share                                    $    34.65         $    33.86

Selected asset quality ratios:
     Non-performing assets to total assets                              0.76%              0.45%
     Allowance for losses on loans to non-performing loans             93.15%            230.33%
     Classified assets to total assets                                  1.37%              1.80%
     Allowance for losses on loans to classified assets                42.85%             29.32%

Non-performing asset analysis:
     Non-accrual loans                                            $    2,683         $      730
     Loans past due 90 days and accruing                                 731                391
     Real estate owned and repossessed assets                            163                469
     Restructured troubled debt                                          548                611
                                                                  ----------         ----------
Total                                                             $    4,125         $    2,201
                                                                  ==========         ==========

Net charge-offs for quarter                                             ($11)
                                                                  ==========

                                                             Three Months
                                                                Ended
                                                               06/30/02
                                                             (Unaudited)
                                                             -----------
Financial condition averages:
     Total assets                                            $  541,452
     Earning assets                                             503,214
     Net loans, including loans held for sale                   396,827
     Stockholders' equity                                        41,238
     Deposits                                                   423,811
     Borrowings                                                  71,200
Average outstanding shares, including equivalents             1,208,668

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